Nan Nancy Phillips
Chief Human Resources Officer

Exhibit 10.4(e)

January 3, 2019

Mr. George Callard

3337 Cranmore Chase

Marietta, GA  30066

Dear George,

I am delighted to offer you the position of Chief Legal Officer based in our New York City office, reporting to the CEO. Your hire date is January 22, 2019.

Your annualized base salary will be $575,000, payable in biweekly installments.

You will participate in our Annual Incentive Plan with an annual target of $625,000.

In addition, the Compensation Committee of the Board has approved a one-time hiring cash award with a value of $250,000. This will be paid as soon as is reasonably practicable after your hire date.

As a member of Nielsen’s senior management team, you will be eligible to participate in discretionary Long Term Incentive (LTI) awards.

In February of 2019, we will recommend to the Compensation Committee of the Board of Directors that you are awarded equity grants as follows:

•

Performance restricted stock units (PRSUs), having a value of $720,000 under our Long Term Performance Plan (LTPP). The PRSUs will be earned based on the company achieving approved cumulative financial performance targets over the three-year period commencing January 1, 2019.

•

Restricted stock units (RSUs) having a value of $480,000. RSUs automatically vest in 4 equal annual installments commencing on the first anniversary of the grant date provided you are an active employee on the vesting date.

As a senior executive at Nielsen you are expected to accumulate and maintain a meaningful level of stock ownership in the Company. The value of your stock ownership guideline is 1x your annual salary. The guideline shares will be determined using the closing price of a Nielsen share on your hire date. A summary of our stock ownership guideline is included in the addendum to this offer letter.

You will be eligible for reimbursement of actual expenses incurred for annual financial planning and executive health examination up to annual limits of $15,000 and $2,500 respectively.

As a Nielsen employee, you will be eligible for all benefits currently offered to members of the Nielsen senior management team as of your first day of employment.  Within a week of your start date you should receive an email from Fidelity, our benefits administration platform, inviting you to enroll in our benefit plans. You must enroll within 31 days of your hire date.

If you do not receive your email, please contact the Fidelity Benefits Service Center (1-800-500-2363).

The company will reimburse the costs of temporary accommodations in New York through February 28, 2019 and will reimburse relocation expenses from Atlanta to New York provided that the relocation is initiated before January 22, 2020. Relocation costs include but are not limited to home sale/purchase and movement of household goods according to Nielsen’s relocation policy. Commuting costs between Atlanta and New York are not reimbursable.

While it is our sincere hope that our relationship will be a long and mutually beneficial one, your employment by Nielsen is at-will, which means either you or the company may voluntarily terminate your employment at any time. In the event your employment is terminated involuntarily (except in cases deemed to be "for cause") or voluntarily "for good reason", you will receive benefits as described in our Executive Severance Policy, a copy of which is enclosed with this letter.

In the event of a qualifying termination during the change in control period, as defined under the Executive Severance Policy, for a year in which a pro-rata or no bonus has been paid due to you commencing employment with Nielsen, we will use the target bonus opportunity in calculating the average bonus payout.

This offer is conditional upon the following:

1.	Successful completion of a background check including prior employment and education verification.

2.

Your completion of the Employment Eligibility Verification Form I-9.  The Immigration Reform and Control Act of 1985 requires employers to verify that all employees are legally authorized to work in the United States.

3.

Signed return of necessary documents listed on the form to establish your identity and employment eligibility. This form, and other new hire paperwork will be sent to you upon accepting this offer and should be submitted on your first day of employment.

4.	Your signing the enclosed Executive Non Disclosure, Non Solicitation, Non-Competition and Inventions Assignment Agreement.

On behalf of the entire Nielsen team, I am thrilled to welcome you to our organization. I look forward to working together as you build a rewarding career and we create long term value at Nielsen.

Sincerely,

Nancy R. Phillips

Accepted:

George Callard
Date

Share Ownership Guidelines Summary

•	Eligible shares include shares owned directly, jointly, beneficially owned held indirectly, shares held in 401(k)
•	Ineligible shares include stock options and shares pledged for loans
•

There is no set time period to attain the guideline but until the guideline is attained, executive is restricted from selling shares (with the exception of shares used to cover income tax liability on vesting RSUs and on option exercise and hold transactions)

•	Guidelines are set using a multiple of base salary for Section 16 Officers
•	Guideline shares are calculated for new hires using the closing price of a Nielsen share on the hire date
•	Guidelines are reset each January. 3x base salary is the maximum threshold below the level of the CEO
•	Executive is to produce an annual statement or certification of share ownership
•	Compensation Committee may waive application of guidelines in event of financial hardship